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                                                                     EXHIBIT 2.2


                         AGREEMENT OF PURCHASE AND SALE
                                 (Baybrook Mall)

     GENERAL GROWTH PROPERTIES, INC., a Delaware corporation, hereinafter referred to as "Purchaser," agrees to purchase, and RREEF USA FUND-III, a California group trust, hereinafter referred to as "Seller," agrees to sell, the "Property" (as hereinafter defined).

     1.   Property; Purchase Price.

          1.1 As used herein, the term "Property" shall mean (a) the Real Property, (b) the Personalty, (c) the rights and interests of Seller in, to and under all Leases, (d) the rights and interests of Seller in, to and under the REA, and (e) the rights and interests of Seller in, to and under the Contracts to the extent assignable.

                1.1.1 As used herein, the term "Land" shall mean those certain parcels of real estate described on EXHIBIT A, situated in the City of Houston, County of Harris, State of Texas, aggregating approximately 29.6 acres.

                1.1.2 As used herein, the term "Improvements" shall mean improvements, structures, fixtures, facilities, installations, machinery and equipment, in, on, over or under the Land, including the foundations and footings therefor, elevators, plumbing, air conditioning, heating, ventilating, mechanical, electrical and utility systems (except to the extent owned by a utility company), signs and light fixtures (except to the extent of trade fixtures and equipment owned by tenants under the Leases), doors, windows, fences, parking lots, walks and walkways and each and every other type of physical improvement to the extent owned, in whole or in part, by Seller, located at, on or affixed to the Land, to the full extent such items constitute or are or can or may be construed as realty under the laws of the State of Texas.

                1.1.3 As used herein, the term "Real Property" shall mean the Land and the Improvements, together with all of the estate, right, title and interest of Seller therein, and in and to (a) any land lying in the beds of any streets, roads or avenues, open or proposed, public or private, in front of or adjoining the Land to the center lines thereof, and in and to any awards to be made in lieu thereof and in and to any unpaid awards for damage to the foregoing by reason of the change of grade of any such streets, roads or avenues; (b) all easements, rights, licenses, privileges, rights-of-way, strips and gores, hereditaments and such other real property rights and interests appurtenant to the foregoing (including all rights of Seller under the REA); and (c) all mineral rights, development rights, air rights and the like.

                1.1.4 As used herein, the term "Leases" shall mean those leases, tenancies, concessions, licenses and occupancy agreements currently in effect and to which Seller or any of its predecessors in title is a party affecting or relating to the Property which are listed on the Disclosure Schedule (as defined in Section 5.1 hereof) together with any additions thereto, modifications thereof or substitutions therefor hereafter entered into in accordance with the provisions of this Agreement.


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                1.1.5 As used herein, the term "Contracts" shall mean the
service, maintenance and other contracts and concessions that are currently in effect and to which Seller is a party respecting the use, maintenance, development, sale or operation of the Property or any portion thereof (but excluding this Agreement, the Leases and the REA) which are listed on the Disclosure Schedule, together with any additions thereto, modifications thereof or substitutions therefor hereafter entered into in accordance with the provisions of this Agreement.

                1.1.6 As used herein, the term "Personalty" shall mean all of the personal property, both tangible and intangible, owned by Seller (but not RREEF Management Company) and located in or upon or used in connection with the operation and maintenance of the Property, including machinery; equipment; building supplies and materials; consumables; inventories; names, logos, trademarks, trade names and copyrights (but not the name "RREEF"); all assignable licenses, permits and certificates of occupancy; all assignable guarantees or warranties (including performance bonds obtained by, or for the benefit of, Seller, pertaining to the ownership, construction or development of the Real Property or any part thereof); the Books and Records; computer and peripheral equipment; computer software and data contained in hard drives and on diskette; advertising materials; and telephone exchange numbers.

                1.1.7 As used herein, the term "Books and Records" shall mean all records, books of account and papers of Seller (other than Seller's internal correspondence and memos) relating to the construction, ownership and operations of the Property, including architect's drawings, blue prints and as-built plans, maintenance logs, copies of warranties and guaranties, licenses and permits, instruction books, employee manuals, records and correspondence relating to insurance claims, financial statements, operating budgets, paper and electronic media copies of data and other information relating to the Property available from personal computers, structural, mechanical, geotechnical or other engineering studies, soil test reports, environmental reports, underground storage tank reports, feasibility studies, appraisals, ADA surveys or reports, OSHA asbestos surveys, marketing studies, mall documents and compilations, lease summaries and originals and/or copies of Leases, the REA and the Contracts and correspondence related thereto, located either at the Property or the office of Seller's property manager.

                1.1.8 As used herein, the term "REA" shall mean that certain Construction, Operation and Reciprocal Easement Agreement dated September 28, 1976 by and between Homart Development Co., Sears, Roebuck and Co., Montgomery Ward Development Corporation, Allied Stores of Teas, Inc., and Alstores Realty Corporation as amended and restated by that certain Restate Construction, Operation and Reciprocal Easement Agreement dated May 21, 1985 among Homart Development Co. ("Homart"), Sears, Roebuck and Co., Gabeward Properties Corporation, Montgomery Ward & Co. Incorporated, Mervyn's, R.H. Macy & Co., Allied Stores East Inc. and Alstores Realty Corporation as supplemented and/or amended by that certain Supplement to Operating Agreement by and between Homart Development Co. and Mervyn's dated May 21, 1985, that certain Supplement to Operating Agreement by and between Homart Development Co. and Montgomery Ward Development Corporation dated September 28, 1976, that certain Supplement to Restated REA by and between Homart Development Co. and


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Alstores Realty Corporation and Allied Stores of Texas, Inc. dated September 28,
1976, that certain Supplement to Restated REA by and between Homart Development Co. and R.H. Macy & Co. Inc. dated May 21, 1985, and that certain Agreement by and between Homart Development Co. and Sears, Roebuck & Co. dated September 28, 1976, as amended by that certain Amendment to Supplement to Operating Agreement by and between Homart Development Co. and Sears, Roebuck & Co. dated October 1, 1985, together with any additions thereto, modifications thereof or substitutions therefor hereafter entered into in accordance with the provisions of this Agreement.

          1.2 The purchase price for the Property ("Purchase Price") shall be One Hundred Thirty Three Million and No/100 Dollars ($133,000,000.00), payable by wire transfer of current funds at Closing as defined in Paragraph 7.1 and subject to prorations and adjustments hereinafter set forth.

          1.3   Assumption of Liabilities.

                1.3.1 At the Closing, Purchaser shall assume (a) the liabilities and obligations of Seller arising from and after the Closing Date under or in respect of the Leases (including any obligation to refund any Security Deposits), the REA and the assignable Contracts (with the liability of Purchaser being limited to the same extent, if any, as Seller's liability is limited thereunder) but only to the extent such liabilities and obligations do not arise out of any transaction, event, circumstance, action, failure to act or occurrence of any sort or type which occurred, existed or was taken prior to the Closing Date and (b) other liabilities and obligations herein described to the extent Purchaser has received proration credit therefor. All of the obligations to be assumed by Purchaser pursuant to this Paragraph 1.3.1 are hereinafter referred to as the "Assumed Liabilities".

                1.3.2 Except as otherwise herein expressly provided, Purchaser is not assuming and shall not by virtue of the consummation of the transactions set forth herein be deemed to have assumed any liabilities or obligations of Seller existing as of or accruing prior to the Closing Date, whether or not the same relate to the Property or were incurred in connection with the ownership, use, management or operation thereof by Seller or by its agents (collectively, "Seller's Liabilities"). Without limiting the foregoing, Seller's Liabilities shall include all federal, state and local taxes of whatever kind and nature (other than real estate taxes and assessments on real property to the extent Purchaser has received credit hereunder), liabilities relating to any employees, employee benefit plans or collective bargaining agreements of Seller, including severance pay obligations.

     2.   Deposit.

          2.1 Within one (1) business day after the expiration of the Review Period (as defined in Paragraph 3.3), provided this Agreement has not been terminated, Purchaser will deposit the amount of Three Million and No/100 Dollars ($3,000,000.00) (the "Deposit") with Chicago Title Insurance Company ("Escrow Holder") as earnest money to secure Purchaser's


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performance hereunder. The Deposit may be invested at the direction of Purchaser in United States Treasury Obligations with the approval of Seller, which approval shall not be unreasonably withheld. All investment income earned from the investment of the Deposit, less investment fees, if any, will be added to and become a part of the Deposit and will be applied toward the Purchase Price if Closing is completed in accordance with this Agreement; otherwise all interest will be paid to the party entitled to the Deposit. The escrow instructions to Escrow Holder will be in the form of Schedule 2.1 attached hereto (the "Escrow Instructions").

          2.2 Concurrently with the execution hereof, Purchaser shall pay to Seller an amount equal to One Hundred and No/100 Dollars ($100.00) which shall be deemed "non-refundable option money" given by Purchaser to Seller as good and valuable consideration for the rights and obligations of the parties under this Agreement. At Closing, such amount shall be credited against the Purchase Price.

     3.   Review of the Property.

          3.1 From and after the Effective Date (as defined in Paragraph 8.23), Seller agrees to provide Purchaser and its agents or consultants with access to the Property to inspect each and every part thereof to determine its present condition and to conduct such physical and environmental studies (including a mechanical and roof study and environmental assessment) as it deems appropriate.

          3.2 Within the three (3) business days after the Effective Date Seller will deliver to Purchaser, or make copies available to Purchaser at the Property, all to the extent in the possession of Seller or its managing agent:

                3.2.1 a copy of any existing occupancy and equipment leases, service contracts and maintenance or other contracts pertaining to the operations of the Property that will survive Closing, copies of Seller's insurance policies with respect to the Property, copies of all real estate tax bills for the years 1997, 1998, and year-to-date for 1999, and unaudited financial statements for the Property for the years 1997, 1998, and unaudited financial statements for the Property for the year-to-date for 1999.

                3.2.2 a copy of any environmental reports relating to the Property prepared by third party consultants.

                3.2.3 a copy of all current franchises, business or other licenses, bonds, permits, certificates, authorizations and other evidences of consent, approval, authorization or permission relating to or affecting the Property of or from any person, including any governmental authority, held by Seller, including any pending applications.

                3.2.4 a copy of all material third party warranties and guaranties, if any, which are in effect with respect to the Property.


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                3.2.5 all other Books and Records that Purchaser requests.

          3.3 Purchaser has until the close of business on August 9, 1999 (the "Review Period"), to determine in its sole discretion whether all matters relating to the Property (including, without limitation, title and survey, which are governed by Paragraph 4), are acceptable. If Purchaser concludes that any matter relating to the Property is not acceptable, Purchaser will so notify Seller (the "Termination Notice") prior to the expiration of the Review Period (which notice shall contain a copy of Purchaser's roof/structural report and other reports or studies obtained in connection with Purchaser's due diligence and a statement as to the matters found unacceptable to Purchaser in its sole discretion). However, the foregoing will not be construed to limit or qualify Purchaser's absolute right to terminate this Agreement if it determines that all matters relating to the Property are not acceptable by the end of the Review Period. Upon timely delivery of the Termination Notice, this Agreement will terminate without liability on the part of Seller or Purchaser, other than Purchaser's indemnity contained in Paragraph 8.14 hereof and the obligation to deliver to Seller a copy of any environmental report obtained by Purchaser if requested by Seller within ten (10) days after receipt of the Termination Notice. In the event that Purchaser does not timely so notify Seller, Purchaser will be deemed to have concluded that all matters relating to the Property are acceptable and to have elected to proceed with the transaction upon the terms and conditions contained herein without regard to this Paragraph 3.3. Prior to the expiration of the Review Period, Purchaser shall notify Seller which, if any, Contracts it does not desire to assume and at Closing, such Contracts shall not be assigned to Purchaser.

          3.4 Purchaser agrees that any information obtained by Purchaser or its authorized agents in the conduct of its due diligence will be treated as confidential pursuant to Paragraph 8.16.

     4. Title and Survey. Upon its execution of this Agreement, Seller agrees to order at Seller's sole cost and expense (and upon receipt, to promptly deliver copies to Purchaser): (i) a commitment for a Texas Land Title Association Owner's title insurance policy with respect to the Property from Chicago Title Insurance Company (the "Title Insurer") in the amount of the Purchase Price; (ii) copies of all documents relating to title exceptions referred to therein; and (iii) a plat of survey of the Property made in accordance with Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys (1997) pursuant to the accuracy standards of an Urban Survey and which survey shall contain Table A Optional Survey Responsibilities and Specifications 1, 2, 3, 4, 6, 7(a), 7(b)(1), 7(c), 8, 9, 10, 11 and 13; shall show the boundaries of each of the Land parcels; shall disclose whether or not the Land comprises a single parcel of land with no strips, gores or gaps within its boundaries; shall disclose any encroachments of any Improvements located primarily on the Land onto adjoining premises and public ways (and whether or not a valid easement for the benefit of the Real Property exists and is in place with respect to each such encroachment) or onto or over setback or building lines located on the Real Property or of improvements located primarily on adjoining premises onto any portion of the Land (and whether or not a valid easement for the benefit of the adjoining premises shall exist and be in place with respect to each such encroachment); shall locate all easements created by recorded instruments (to the extent plottable) or visible on the Real Property and shall disclose


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any encroachment by any of the Improvements, or any other structures located on the Land, in violation of any such easements; shall contain a legal description of the Land; shall show the location of any adjacent public streets, disclosing access, if any, to the Land therefrom; shall show building line(s) and side yard line(s), if any; shall show the configuration and number of parking spaces on the Land; shall show the area of the Land; shall state whether the Land is located in an area designated by HUD as having special flood risks; and shall contain a certificate of the surveyor attesting to the accuracy of the survey and its conformity to the requirements of the aforesaid Minimum Standard Detail Requirements, which certificate shall be directed to Seller, Purchaser and the Title Insurer, and to such other persons having an interest in the Property which Purchaser may designate. Within ten (10) business days following Purchaser's receipt of the last of said commitment, documents and survey, Purchaser agrees to notify Seller in writing of any objection Purchaser may have to any exceptions reported in the title report or any matter shown on the plat of survey (the "Unacceptable Exceptions"). All other exceptions and survey matters raised therein will be deemed acceptable to Purchaser. If Purchaser fails to give such notice to Seller, the survey and all of the exceptions in the title commitment will be deemed acceptable to Purchaser. Seller will have ten
(10) days after receipt of Purchaser's notice within which to notify Purchaser whether Seller elects to either (a) eliminate or induce the Title Insurer to insure around (subject to Purchaser's consent, not to be unreasonably withheld) the Unacceptable Exceptions or (b) terminate this Agreement. If Seller agrees to eliminate or induce to the Title Insurer to insure around (with Purchaser's consent) all of the Unacceptable Exceptions, Seller will be obligated to do so at its cost on or prior to Closing. If Seller elects to terminate this Agreement, neither party will have any further rights or obligations hereunder, except as provided in Paragraph 8.14 and the Deposit shall be returned to Purchaser. If Seller fails to give any timely notice, Seller will be deemed to have elected to terminate this Agreement. If any other recorded exception to title is discovered after the commitment is delivered to Purchaser, and Purchaser does not elect to waive such exception upon the first to occur of (a) the Closing or (b) seven (7) days after being notified of such exception and to proceed with the consummation of the Closing, Seller will have fifteen (15) days after the expiration of said seven (7) day period (and Closing will be delayed if necessary, so that it occurs not earlier than twenty-two (22) days after Purchaser is notified of such exception) after notifying Purchaser of such discovery in which to use commercially reasonable efforts to eliminate or to induce the Title Insurer to insure around (subject to Purchaser's approval, not to be unreasonably withheld) such exception, and if such exception is not eliminated or insured around as aforesaid within said 15-day period, Purchaser may either: (1) terminate this Agreement, in which event the Deposit will be returned to Purchaser and neither party will have any further rights or obligations hereunder except as provided in Paragraph 8.14, or (2) close the sale subject to such exception without deduction or setoff as to the Purchase Price. Seller agrees that it will pay off at Closing (and not induce the Title Insurer to insure around) title exceptions representing monetary liens of a definite or ascertainable amount voluntarily granted by Seller. In using commercially reasonable efforts to eliminate or to induce the Title Insurer to insure around Unacceptable Exceptions, Seller will not be required to litigate or to expend more than $25,000 in the aggregate. Ad valorem real estate taxes not yet due and payable and all title and survey matters which are not Unacceptable Exceptions are hereinafter referred to as Acceptable Exceptions.



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     5.   Representations and Warranties.

          5.1 Representations and Warranties of Seller. As used in this Paragraph 5.1 and elsewhere in this Agreement, the phrase "to the knowledge of Seller" or phrases of similar import mean and are limited to the actual knowledge of Seller's disposition manager (Mr. Mark Carlson), Seller's asset manager having responsibility for the Property (Mr. Jay Jehle) and Seller's local manager having ongoing management responsibility with respect to the Property (Mr. John Pew), and not to any constructive knowledge of any of the foregoing individuals or of Seller or any investment advisor to Seller, any entity that is a partner in such investment advisor, or any affiliates of any thereof, or to any officer, agent, representative, or employee of Seller or such investment advisor, any such constituent partner, or any such affiliate. In addition, as used in this Paragraph 5.1 and elsewhere in this Agreement, Seller's receipt of any written notice shall mean the actual receipt of any written notice by Mr. Carlson, Mr. Pew, or Mr. Jehle. Seller hereby warrants and represents to Purchaser (with such representations and warranties to be re-made as of Closing pursuant to Paragraph 7.15.9) as follows:

                5.1.1 Pending Proceedings. With the exception of the items set forth in Schedule 5.1 (the "Disclosure Schedule"), Seller has received no written notice of special assessments, condemnation, real estate tax, environmental, zoning or other land use regulation proceedings, either pending or planned to be instituted, with respect to the Property or any part thereof. For purposes of the foregoing, Seller shall have knowledge of any pending proceeding only if Seller has been served in connection therewith; Seller shall have knowledge of any proceeding "planned to be instituted" only if Seller has received written notice of such fact.

                5.1.2 Status of Seller and Closing Documents. Subject to Paragraph 8.13, this Agreement has been, and all the documents to be delivered by Seller to Purchaser at Closing are or will be, duly authorized, executed, and delivered by Seller, will be sufficient to convey insurable title, are legal, valid, and binding obligations of Seller, are enforceable in accordance with their respective terms, and do not violate any provisions of any agreement to which Seller or the Property is subject or bound. Seller is duly organized and validly existing or duly qualified to transact business in the State in which the Property is located, with full power and authority to execute, deliver and perform this Agreement.

                5.1.3 Non-Foreign Status. Seller is not a "foreign person" within the meaning of Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended, and that Seller will furnish to Purchaser, prior to Closing, an affidavit in form satisfactory to Purchaser confirming the same.

                5.1.4 Compliance with Laws. With the exception of the items set forth in the Disclosure Schedule, Seller has received no governmental notice, not heretofore corrected, alleging, that the Property or its current uses are in violation of any zoning, building, health, traffic, environmental, flood control or all other applicable rules, regulations, codes, ordinances, or statutes of any local, state and federal authorities and any other governmental authority


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(collectively, the "Laws") asserting jurisdiction over the Property, including without limitation the Americans with Disabilities Act.

                5.1.5 Service Contracts. The Disclosure Schedule contains a true and complete list of all Contracts, including all modifications thereof. To Seller's knowledge, (i) there have been no material defaults by any party to a Contract which have not heretofore been cured and (ii) there has been no material default (without giving effect to any notice and cure rights) by Seller under any Contract or any written claim received by Seller of any such default by any party thereto, which has not heretofore been cured except as set forth on the Disclosure Schedule. A true and complete copy of each Contract, together with any amendments or supplements thereto, has been delivered or made available to Purchaser. Such documents constitute the entire agreement between Seller and each party to the Contracts and Seller has not entered into any oral promises or agreements amending or modifying the same.

                5.1.6 No Default. The execution and delivery of this Agreement, and consummation of the transaction described in this Agreement, does not and will not constitute a default under any contract, lease, or agreement to which Seller is a party or by which Seller is bound.

                5.1.7 No Suits. Except as set forth in the Disclosure Schedule and except for personal injury or property damage actions for which there is adequate insurance coverage and where the insurance carrier has accepted the tender of the defense without reservation, to Seller's knowledge, there is no action, suit, investigation, arbitration or proceeding pending or threatened against or affecting the Property or any portion thereof, or relating to or arising out of the ownership, management or operation of the Property, in any court or before or by any federal, state, or municipal department, commission, board, bureau or agency or other governmental instrumentality.

                5.1.8 Environmental Condition. Each of the following representations contained in this Paragraph 5.1.8 is wholly qualified and limited by (a) any matters disclosed in any materials made available or delivered to Purchaser by Seller pursuant to Paragraph 3 above or otherwise, (b) any matters disclosed in any environmental reports or studies obtained by Purchaser, and (c) any other matters of which Purchaser has actual knowledge. Subject to the foregoing, Seller represents:

                       5.1.8.1 With the exception of items listed in the Disclosure Schedule, and except (i) in amounts customarily found in retail uses and in the other uses for which the Property is used and (ii) in compliance with applicable law, to Seller's knowledge, Seller has not released, generated or handled Hazardous Materials on the Property and Seller has no knowledge of any release, generation or handling of Hazardous Materials on the Property by any tenants or prior owners of such property or the incorporation of Hazardous Materials by the tenants in any improvements on the Property during the time Seller owned the Property or the existence of any underground storage tanks on the Property. For the purposes hereof, "Hazardous Material" means any substance, chemical, waste or other material which is listed, defined or


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otherwise identified as "hazardous" or "toxic" under any federal, state, local or administrative agency ordinance or law, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ss.ss. 9601 et seq. and the Resource Conservation and Recovery Act, 42 U.S.C. ss.ss. 6901 et seq., or any regulation, order, rule or requirement adopted hereunder, as well as any formaldehyde, urea, polychlorinated biphenyls, petroleum, petroleum product or by-product, crude oil, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel or mixture thereof, radon, asbestos, and "source", "special nuclear" and "by-product" material as defined in the Atomic Energy Act of 1985, 42 U.S.C. ss.ss. 3011 et seq.

                       5.1.8.2 With the exception of items listed in the Disclosure Schedule, to Seller's knowledge, Seller has not received any summons, citation, directive, letter or other communication, written or oral, from the United States Environmental Protection Agency or the State environmental protection agency having jurisdiction over the Property.

                5.1.9 Options. Seller has granted no options or rights of first refusal to acquire any interest in the Property not set forth in the Leases delivered to Purchaser or in documents of record disclosed in the title commitment.

                5.1.10 Leases.

                (a) The Disclosure Schedule contains a rent roll of the Property (the "Rent Roll") as of July 31, 1999 showing the identification of each rentable space in the Property, whether leased or not, and for each such space, the name of the Tenant, the expiration date of the current term of the Lease, the minimum or fixed monthly rent payable, space location number, commencement date, square footage, percentage rent rate and sales breakpoint for computing percentage rent. Seller shall deliver an updated Rent Roll to Purchaser fifteen (15) days prior to the Closing Date. To Seller's knowledge, all information therein is accurate in all material respects as of its date. Except as set forth to the contrary on the Disclosure Schedule, no Tenant has paid any rent in advance except for the current month.

                (b) The Disclosure Schedule contains a schedule of Fixed and Other Tenant Charge Arrearages, together with any other delinquencies in Rent, showing amounts payable as of the Effective Date by each party, which schedule sets forth separately and certifies the items of Rents with respect to which each such party is in arrears, the amount of each item and the period of such arrearage.

                (c) The Disclosure Schedule contains a complete and correct list of all existing Leases and modifications thereof and supplements thereto regardless of whether the terms thereof have commenced, setting forth with respect to each (i) the date thereof and of each modification thereof and supplement thereto and (ii) the names of the parties thereto (including the name of the current assignee, if


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          any, but only if and to the extent Seller has actual notice of any such assignment). A true and complete copy of each Lease, together with each written modification thereof and supplement thereto, has heretofore been furnished to Purchaser for inspection. Each such Lease constitutes the entire agreement between Seller and each party thereto, and Seller has not made any oral promises or agreements amending or modifying the same.

                (d) To Seller's knowledge, each of the Leases is valid and subsisting and in full force and effect, and no Rents or other payments or deposits are held by Seller or Seller's agent, except any security deposits and Rents prepaid for the current month. As of the Closing Date, no Rents due under, or any other interest in, any of the Leases will be assigned to any party other than Purchaser, or otherwise pledged or encumbered in any way.

                (e) Except as set forth on the Disclosure Schedule, no Tenant has made any written claim which has been received by Seller or, to Seller's knowledge, has any other claim, whether or not in writing (i) that Seller has defaulted in performing any of its obligations under any of the Leases which has not heretofore been cured, (ii) that any condition exists which with the passage of time or giving of notice, or both, would constitute any such default, (iii) that such Tenant is entitled to any reduction in, refund of, or counterclaim or offset against, or is otherwise disputing, any Rents or other charges paid, payable or to become payable by such Tenant, or
          (iv) that such Tenant is entitled to cancel its Lease or to be relieved of its operating covenants thereunder.

                (f) With the exception of delinquencies in the payment of Rents which are set forth on the Disclosure Schedule, to Seller's knowledge no material default exists under any of the Leases on the part of the Tenant thereto.

                (g) There are no rent abatements or other tenant concessions or inducements, including lease assumptions or buy-outs, applicable to any of the Leases or any rights to extend or renew any of such Leases except as set forth on the Disclosure Schedule. There are no options or rights to renew, extend or terminate the Leases, except as set forth on the Disclosure Schedule. Seller has not granted any rights, options or rights of first refusal of any kind to any Tenant, which are currently in effect, to purchase or to otherwise acquire the Property or any part thereof or interest therein. To Seller's knowledge, all of the improvements to be constructed by the landlord under each of the Leases, or as required under any collateral agreement, plans or specifications related to the Leases, have been fully completed and paid for.

                5.1.11 Leasing Commissions. To Seller's knowledge, all leasing commissions due and payable as of the date hereof by Seller have been paid or will have been paid on or before Closing.

                5.1.12 Deferred Taxes. Seller has received no written notice of any so-called "greenbelt," "roll-back" or other deferred taxes, the payment of which become retroactive to any period of Seller's ownership of the Property or any time prior thereto, pursuant to a change in zoning, use or ownership.

                5.1.13 REA. The REA constitutes the only reciprocal easement agreements or operating agreements encumbering the Property. A true and complete copy of the REA has heretofore been furnished to Purchaser, together with each written modification thereof and supplement thereto. The REA constitutes the entire agreement between Seller and each party thereto, and Seller has not made any oral promises or agreements amending or modifying the same.

                       5.1.13.1 To Seller's knowledge, the REA is valid and in full force and effect, and no Rents or other payments or deposits are held by Seller or Seller's agent, except the Rents prepaid for the current month. As of the Closing Date, no Rents due to Seller under, or any other interest of Seller in, the REA will be assigned to any party other than Purchaser, or otherwise pledged or encumbered in any way.

                       5.1.13.2 Except as set forth on the Disclosure Schedule, none of the parties to the REA has made any written claim which has been received by Seller nor, to Seller's knowledge, has any other claim, whether or not in writing (a) that Seller has defaulted in performing any of its obligations under any of the REAs which has not heretofore been cured, (b) that any condition exists which with the passage of time or giving of notice, or both, would constitute any such default, (c) that such party is entitled to any reduction in, refund of, or counterclaim or offset against, or is otherwise disputing, any charges paid, payable or to become payable by such party, (d) that such party is entitled to cancel its REA or to be relieved of its operating covenants thereunder, or (e) that there is a violation of any of the covenants, conditions or restrictions contained in such REA.

                       5.1.13.3 With the exception of delinquencies in the payments which are set forth on the Disclosure Schedule, to Seller's knowledge, no material default exists under the REA on the part of the parties thereto. Seller is not in default under the REA.

                5.1.14 Permits. Seller has not received any written notice of violation from any federal, state or municipal entity that has not been cured or otherwise resolved to the satisfaction of such governmental entity.

                5.1.15 Promotional Fund. Except as set forth on the Disclosure Schedule, Seller is under no obligation to make contributions or otherwise provide assistance to any promotional association or promotional fund.

                5.1.16 Taxes. Copies of current real estate tax bills with respect to the Property, other than tax bills sent to Tenants who have the obligation to pay such taxes to the collecting authority, have been delivered or made available to Purchaser. No portion of the

Property comprises part of a tax parcel which includes property other than property comprising all or a portion of the Property.

                5.1.17 Violation of Agreement. Seller has not received written notice that there is any uncured violation of any restriction, condition or agreement contained in any easement, restrictive covenant or any similar instrument or agreement affecting the Property or any portion thereof.

                5.1.18 Approvals. No approval, consent, waiver, filing, registration or qualification with any third party, including any governmental bodies, agencies or instrumentalities is required to be made, obtained or given for the execution, delivery and performance of this Agreement or any of the closing documents by Seller.

                5.1.19 Insurance. To Seller's knowledge, Seller has not performed, permitted or suffered any act or omission which would cause the insurance coverage provided in Seller's policies of insurance to be reduced, cancelled, denied or disputed and Seller has not received any written notice or request from any insurance company or Board of Fire Underwriters (or organization exercising functions similar thereto) cancelling or threatening to cancel any of said policies or denying or disputing coverage thereunder.

                5.1.20 Bankruptcy. Except as set forth in the Disclosure Schedule, Seller has received no written notice that any of the Tenants now occupying any of the Property or having a current Lease affecting the Property or any Party to the REA is the subject of any bankruptcy, reorganization, insolvency or similar proceedings or has ceased or reduced or intends to cease or reduce operations at the Property (other than temporarily due to casualty, remodeling, renovation or similar cause).

                5.1.21 Cessation. Except as set forth in the Disclosure Schedule, Seller has received no written notice that any of the Tenants now occupying any of the Property or having a current Lease affecting the Property, or any Party to any REA has ceased or reduced or intends to cease or reduce operations at the Property.

                5.1.22 Employees. Seller has no employees. There are no collective bargaining or union agreements with respect to the employees at Property. Seller does not maintain or sponsor any employee benefit plan, including any plans subject to the Employer Retirement Income Security Act of 1974, as amended. There are no pending claims or, to Seller's knowledge, any threatened claim against Seller by any employee whose employment related to the Property.

                5.1.23 Documents. All of the Books and Records that have been delivered or made available to Purchaser by or on behalf of Seller, are true, correct and complete copies of what they purport to be and have not been modified or amended, except as specifically noted therein.

                5.1.24 Brokerage. To Seller's knowledge, there are no lease brokerage agreements, leasing commission agreements or other agreements providing for payments of any amounts for leasing activities or procuring tenants with respect to the Property other than as disclosed in the Leases, the Contracts or the Disclosure Schedule.

          5.2 Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Seller as follows:

                5.2.1 Status of Purchaser and Closing Documents. This Agreement has been, and all the documents to be delivered by Purchaser to Seller at Closing will be duly authorized, executed, and are or will be legal, valid, and binding obligations of Purchaser, are or will be enforceable in accordance with their respective terms, and do not and will not at Closing violate any provisions of any agreement to which Purchaser is subject.

                5.2.2 ERISA. The following representations and warranties with respect to the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and the Internal Revenue Code of 1986, as amended ("Code") are required to ensure that the purchase of the Property by Purchaser from Seller will not, in and of itself, violate either Section 406(a)(1)(A) through (F) of ERISA or Section 4975(c)(1)(A) through (E) of the Code. Notwithstanding anything contained herein to the contrary, the representations and warranties contained in this Paragraph 5.2.2 shall survive the Closing. Accordingly, Purchaser hereby represents and warrants the following:

                       5.2.2.1 Following the sale of the Property, the Property will not be a "plan asset", within the meaning of Department of Labor Regulation
Section 2510.3-101, with respect to any "employee benefit plan", within the meaning of Section 3(3) of ERISA, which is subject to ERISA.

                       5.2.2.2 The Purchaser, or a Parent of the Purchaser, is not an administrator, officer, trustee, custodian or other fiduciary with respect to any employee benefit plans, counsel to any employee benefit plans, or an employee of any employee benefit plans. "Parent" means a person who, directly or indirectly, owns 50% or more of the (i) combined voting power of all classes of stock entitled to vote or the total value of shares of all classes of stock, in the case of a corporation, (ii) capital interests or profits interests, in the case of a partnership, or (iii) beneficial interests, in the case of a trust or unincorporated enterprise.

                       5.2.2.3 The Purchaser or a Parent of the Purchaser is not providing any services to any employee benefit plans.

                       5.2.2.4 The Purchaser or a Parent or a Subsidiary of the Purchaser is not an employer any of whose employees are covered under any employee benefit plans. "Subsidiary" means an entity in which a person owns, directly or indirectly, 50% or more of (i) the combined voting power of all classes of stock entitled to vote or the total value of shares of all classes of stock, in the case of a corporation, (ii) the capital interest or profits interests, in the case of a partnership, or (iii) the beneficial interests, in the case of a trust or estate.

                       5.2.2.5 The Purchaser, or a Parent or a Subsidiary of the Purchaser, is not an employee organization, any of whose members are covered by any employee benefit plans.

                       5.2.2.6 The Purchaser is not a 10% shareholder, partner or joint venturer, directly or indirectly, of any employee benefit plans or of
(i) a service provider to any employee benefit plans, (ii) an employer any of whose employees are covered under any employee benefit plans, (iii) an employee organization any of whose members are covered by any employee benefit plans,
(iv) the Parent of an entity described in clauses (ii) or (iii) of this paragraph, or (v) a Subsidiary of a fiduciary with respect to any employee benefit plans, or a Subsidiary of an entity described in clauses (i), (ii),
(iii) or (iv) of this paragraph.

          5.3 Limitations. Each of the representations and warranties of Seller contained in Section 5.1: (i) is made as of the date of this Agreement;
(ii) will be deemed to be remade by Seller, and to be true in all material respects, as of the date of Closing, subject to other matters expressly permitted in this Agreement or otherwise specifically approved in writing by Purchaser; and (iii) will survive for a period of twelve (12) months after the Closing Date, as defined in Paragraph 7.1. Any claim that Purchaser may have at any time against Seller for a breach of any such representation or warranty, whether known or unknown, which is not asserted by notice from Purchaser to Seller within such twelve (12) month period will not be valid or effective, and Seller will have no liability with respect thereto, nor will Seller have any liability to Purchaser for a breach of any representation or warranty unless the valid claims for all such breaches collectively aggregate more than One Hundred Fifty and No/100 Dollars ($150,000.00), in which event the full amount of such valid claims shall be actionable, up to the aggregate amount of $3,000,000.00. Seller hereby covenants that until the later of (A) twelve (12) months following the Closing Date, or (B) the date that any breach of a representation or warranty properly raised by Purchaser within such twelve (12) month period is resolved, Seller shall at all times retain not less than $3,000,000 of the Purchase Price in reserve to satisfy its post-Closing obligations hereunder. The continued accuracy in all material respects of the aforesaid representations and warranties is a condition precedent to Purchaser's obligation to close. If any of said representations and warranties is not correct in all material respects at the time the same is made or as of Closing, and Seller had no knowledge of such inaccuracy when the representation or warranty was made, or when remade at Closing, or if such warranty or representation becomes inaccurate on or prior to Closing other than by reason of Seller's default hereunder, Purchaser may, upon being notified of such occurrence on or prior to Closing either (a) terminate this Agreement without liability on the part of Seller or Purchaser, other than Purchaser's indemnity contained in Paragraph 8.14 and the Deposit will be returned to Purchaser, or (b) waive such matter and proceed to Closing, by notice to Seller given within ten (10) days after Purchaser is notified of such occurrence, but in no event later than Closing. If Purchaser fails to give any notice within the required time period, Purchaser will be deemed to have elected to waive such matter and to proceed to Closing. If any of said representations and warranties are not correct in all material respects at the time the same is made or as of Closing, and Seller had knowledge of such inaccuracy when the representation or warranty was made, or, by its default hereunder caused the representation or warranty to be inaccurate when remade at Closing, Purchaser may either (x) terminate this Agreement subject to its obligations under Paragraph 8.14, receive a return of the Deposit and recover from Seller all of Purchaser's actual, reasonable out-of-pocket costs incurred in connection with its review of the Property and negotiation of this transaction or (y) waive the breach and its rights under clause (x) and proceed to Closing, by notice to Seller given within ten (10) days after Purchaser is notified of such occurrence, but in no event later than Closing. If Purchaser fails to give any notice within the required time period, Purchaser will be deemed to have elected to waive such matter and to proceed to Closing.

          5.4 Condition of Property. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, SELLER HAS NOT MADE AND DOES NOT HEREBY MAKE ANY REPRESENTATIONS, WARRANTIES OR OTHER STATEMENTS AS TO THE CONDITION OF THE PROPERTY AND PURCHASER ACKNOWLEDGES THAT AT CLOSING IT IS PURCHASING THE PROPERTY ON AN "AS IS, WHERE IS" BASIS AND WITHOUT RELYING ON ANY REPRESENTATIONS AND WARRANTIES OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, FROM SELLER, ITS AGENTS OR BROKERS AS TO ANY MATTERS CONCERNING THE PROPERTY, EXCEPT AS SET FORTH IN THIS AGREEMENT. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NO REPRESENTATIONS OR WARRANTIES HAVE BEEN MADE OR ARE MADE AND NO RESPONSIBILITY HAS BEEN OR IS ASSUMED BY SELLER OR BY ANY PARTNER, OFFICER, PERSON, FIRM, AGENT OR REPRESENTATIVE ACTING OR PURPORTING TO ACT ON BEHALF OF SELLER AS TO THE CONDITION OR REPAIR OF THE PROPERTY OR THE VALUE, EXPENSE OF OPERATION, OR INCOME POTENTIAL THEREOF OR AS TO ANY OTHER FACT OR CONDITION WHICH HAS OR MIGHT AFFECT THE PROPERTY OR THE CONDITION, REPAIR, VALUE, EXPENSE OF OPERATION OR INCOME POTENTIAL OF THE PROPERTY OR ANY PORTION THEREOF. THE PARTIES AGREE THAT ALL UNDERSTANDINGS AND AGREEMENTS HERETOFORE MADE BETWEEN THEM OR THEIR RESPECTIVE AGENTS OR REPRESENTATIVES WITH RESPECT TO THE SALE OF THE PROPERTY ARE MERGED IN THIS AGREEMENT AND THE SCHEDULES AND EXHIBITS HERETO ANNEXED, WHICH ALONE FULLY AND COMPLETELY EXPRESS THEIR AGREEMENT, AND THAT THIS AGREEMENT HAS BEEN ENTERED INTO AFTER FULL INVESTIGATION, OR WITH THE PARTIES SATISFIED WITH THE OPPORTUNITY AFFORDED FOR INVESTIGATION, NEITHER PARTY RELYING UPON ANY STATEMENT OR REPRESENTATION BY THE OTHER UNLESS SUCH STATEMENT OR REPRESENTATION IS SPECIFICALLY EMBODIED IN THIS AGREEMENT OR THE EXHIBITS ANNEXED HERETO. PURCHASER ACKNOWLEDGES THAT SELLER HAS REQUESTED PURCHASER TO INSPECT FULLY THE PROPERTY AND INVESTIGATE ALL MATTERS RELEVANT THERETO AND, WITH RESPECT TO THE CONDITION OF THE PROPERTY, TO RELY SOLELY UPON THE RESULTS OF PURCHASER'S OWN INSPECTIONS OR OTHER INFORMATION OBTAINED OR OTHERWISE AVAILABLE TO PURCHASER, RATHER THAN ANY INFORMATION THAT MAY HAVE BEEN PROVIDED BY SELLER TO PURCHASER.

     6. Closing Conditions. Purchaser's obligation to proceed to Closing is conditioned upon Seller's performance of the following obligations and satisfaction of the following conditions, in addition to all of its other obligations and conditions contained in this Agreement, provided that Purchaser may in its sole discretion elect to waive failure by Seller to perform any particular obligation.

          6.1 The Title Insurer is prepared to issue at Closing a policy of title insurance dated the Closing Date insuring Purchaser as holding fee simple title to the Property being conveyed, subject only to Acceptable Exceptions, and affirmatively insuring as a part of Schedule A to such title policy Purchaser's rights under the REA or other appurtenant easements that benefit the Real Property and containing such endorsements requested by Purchaser which are available in the State of Texas.

          6.2 Seller has delivered to Purchaser not later than the date of Closing, estoppel letters substantially in the form of Schedule 6.2 ("Required Estoppel Form") or in form otherwise reasonably acceptable to Purchaser, prepared by Seller and addressed to Purchaser, from at least 85% of the tenants of the Property, measured by square footage. All estoppel letters must be dated not more than forty-five (45) days prior to the date of Closing. An estoppel letter form, even though not in the Required Estoppel Form, will be deemed reasonably acceptable to Purchaser if said letter is in favor of Purchaser and its lender and contains the following information: confirming rent, security deposit, square footage and termination date; that no rent has been paid more than one month in advance; that the lease is in full force and effect and that a true and correct copy of the lease with all amendments and modifications is attached; and that all work to be performed by Landlord has been performed and that the tenant has no knowledge of any Landlord default.

                6.2.1 Seller has delivered to Purchaser not later than the date of Closing, estoppel letters substantially in the form of Schedule 6.2.1 ("REA Estoppel Form") or in form otherwise reasonably acceptable to Purchaser, or the form, if any, provided in the REA, prepared by Seller and addressed to Purchaser, from all parties to the REA. All estoppel letters must be dated not more than forty-five (45) days prior to the date of Closing.

                6.2.2 If Seller is unable to obtain the requisite estoppel letters as described above, Seller may (but is not required to) substitute for any unsigned tenant (but not an REA) estoppel letter an estoppel letter in the Required Estoppel Form, which may be completed, executed and delivered by Seller and warranted and represented by Seller, provided that such substituted estoppel letters will not collectively represent in excess of 15% of all of the tenants, measured by square footage. Seller's representations and warranties in the certificates will survive the Closing subject to the limitations of Paragraph
5.3. In the event that, following the Closing Date, Seller obtains an estoppel letter complying with the requirements of Paragraph 6.2 with respect to any Lease for which Seller delivered a substituted estoppel letter, Seller will deliver such estoppel letter to Purchaser and, upon such delivery, Seller will be automatically released from any liability or obligation under the substituted estoppel letter previously delivered by Seller with respect to such Lease.

                6.2.3 If Seller is unable to obtain and deliver sufficient estoppel certificates as required under Paragraphs 6.2 or 6.2.1, or if the letters received under Paragraphs 6.2 or 6.2.1 or substituted estoppels permitted under Paragraph 6.2.2 contain information or omissions unacceptable to Purchaser in its reasonable discretion, then Seller will not be in default by reason thereof, but Purchaser shall, by notice given to Seller before the Closing, elect either

(i) to waive said conditions and proceed with the Closing or (ii) to terminate this Agreement, and receive a refund of the Deposit. If Purchaser elects to terminate this Agreement, neither party will have any further rights or obligations hereunder except as provided in Paragraph 8.14.

          6.3 All of Seller's representations and warranties made pursuant to Paragraph 5.1 remain true and correct in all material respects.

          6.4 Seller has delivered all of the documents and other items required pursuant to Paragraph 7.15 and has performed all other covenants, undertakings and obligations required by this Agreement, to be performed or complied with by Seller at or prior to Closing.

          6.5 At Closing, there shall be no litigation, including any arbitration, investigation or other proceeding, pending by or before any court, arbitrator or governmental or regulatory official, body or authority nor any decree, order or injunction issued by any such court, arbitrator or governmental or regulatory official, body or authority and remaining in effect which does or is likely to prevent or hinder the timely consummation of the Closing or materially adversely affect the Property which is not fully covered by insurance or which seeks to enjoin the Closing of this transaction.

          6.6 The Board of Directors of Purchaser shall have approved this Agreement and the transaction set forth herein on or before the expiration of the Review Period. In the event Purchaser does not provide Seller with written notice prior to the expiration of the Review Period that such Board of Directors has not approved this Agreement and the transaction set forth herein, such Board of Directors shall be deemed to have approved the same and this contingency shall be waived.

          6.7 Seller shall have obtained from each of the parties to the Contracts whose consent to the assignment of their Contract is required a consent to the transfer or assignment of such Contract from Seller to Purchaser.

          6.8 If, under applicable law, any notification may be required to be given to, or a clearance may be required to be obtained from, any state or local taxing authorities in order to permit the transfer of the Property as herein contemplated without a Lien attaching to the assets transferred or liability being incurred by Purchaser for any state or local taxes required to be paid or collected by Seller relating to periods prior to the Closing Date, Seller shall have obtained appropriate clearances or releases (and/or statements that no clearances or releases are required) from the applicable taxing authorities or, if not available, Seller shall deposit with Purchaser the amount as directed by the applicable taxing authorities (such clearances or releases or directions, the "Releases/Directions"), and Purchaser shall hold such amount until it receives the release or clearance therefor, whereupon Purchaser shall pay to Seller such amount; provided, however, if the delivery of a clearance or release is subject to a demand for payment of all or a portion of the amount held to any taxing authority, Purchaser shall be authorized and directed to pay such sums in accordance with the demand and to pay the balance, if any, to Seller. Seller shall be responsible for payment of all rental, transaction privilege, business privilege, and similar taxes, imposed by any state or local taxing authority upon Seller's receipt of Rents prior to Closing. Purchaser shall be responsible for payment of all such taxes based on Rents which it receives after Closing.

     7.   Closing.

          7.1 Closing of Sale. Subject to the satisfaction of all Closing conditions, the purchase and sale contemplated herein shall close (herein referred to as the "Closing") at the office of the Title Insurer, or as otherwise mutually agreed, not later than September 8, 1999 (the "Closing Date"), time being of the essence. At Closing, Seller will deliver to Purchaser a Special Warranty Deed ("Deed") in the form of Schedule 7.15.1 and other closing documents required hereunder and Purchaser will cause payment of the Purchase Price, plus or minus prorations and adjustments, to be made to Seller by wire transfer. The sale (payment of the Purchase Price and delivery of the Deed) may, at Purchaser's option to be exercised by notice to Seller at least five (5) days prior to the Closing Date, be closed through a "New York Style" escrow with the Title Insurer in accordance with the general provisions of the usual form of escrow agreement used in similar transactions by such Title Insurer with special provisions inserted as may be required to conform with this Agreement. Seller will provide the Title Insurer with a form of "Gap Indemnity" required by the Title Insurer to effectuate such Closing.

          7.2 Prorations. Subject to the other provisions of Paragraphs 7.3 through 7.12, the items pertaining to the Property that are identified in Paragraphs 7.2 through 7.12 shall be prorated between the parties on a per diem basis (employing the actual number of calendar days in the period involved and a 365-day year) so that credits and charges with respect to such items for all days preceding the Closing Date shall be allocated to Seller, and credits and charges with respect to such items for all days including and after the Closing Date shall be allocated to Purchaser; provided, however, that Seller shall receive the Purchase Price in good funds by 2:00 p.m. Chicago time on the day of Closing, failing which all prorations shall be made as of the next business day. Each payment received shall be attributed to the most recent period for which such a payment is due. The parties shall make final adjusting payments as provided in Paragraph 7.11 hereof. All prorations not specifically agreed to herein shall be made in accordance with customary industry practice. The provisions of Paragraphs 7.2 through 7.12 shall survive the Closing for a period of twelve (12) months.

          7.3 Items to be Prorated 7.3 Items to be Prorated. The following items shall be prorated between Purchaser and Seller as of 11:59 p.m. Central Standard Time on the day immediately preceding the Closing Date:

                7.3.1 real property taxes and assessments (or installments thereof) based on the most recent tax bills except those required to be paid directly to the entity imposing the same by those Tenants who are not more than 30 days' delinquent in all of their Lease payment obligations on the Closing Date;

                7.3.2 water rents and charges, if any, except those required to be paid directly to the entity imposing the same by Tenants (who are not more than 30 days' delinquent in all of their Lease payment obligations on the Closing Date);

                7.3.3 sewer taxes and rents, if any, except those required to be paid directly to the entity imposing the same by Tenants (who are not more than 30 days' delinquent in all of their Lease payment obligations on the Closing Date);

                7.3.4 actually accrued interest, if any, required to be paid to a Party on Security Deposits;

                7.3.5 amounts, if any, payable by Seller or owed to Seller under the REA;

                7.3.6 annual permit, license and inspection fees, memberships, subscriptions, and dues, if any, on the basis of the fiscal year for which levied, if the rights with respect thereto continue for the benefit of Purchaser following the Closing;

                7.3.7 fuel oil and liquid propane gas, if any, at the cost per gallon or cubic foot most recently charged to Seller with respect to the Property, based on the supplier's measurements thereof, plus sales taxes thereon;

                7.3.8 deposits, if any, on account with any utility company servicing the Property;

                7.3.9 deposits on account with any municipality having jurisdiction over the Property (other than deposits which are in the nature of security for the performance of work);

                7.3.10 amounts paid or payable by or to Seller to or from merchants and other associations for promotional funds and other similar contributions or payments;

                7.3.11 Rents in the amounts currently payable to the extent any items of Rents are not already prorated pursuant to this Paragraph 7.3;

                7.3.12 amounts paid or payable by Seller under the Contracts to be assumed by Purchaser;

                7.3.13 Purchaser shall receive a credit from Seller at Closing for the funds held by Seller with respect to outstanding gift certificates or, to the extent required by law, the accounts holding the proceeds of such certificates shall be assigned to Purchaser (provided, in each instance, the amount of the credit or balance in the accounts shall equal or exceed the outstanding balance of all unredeemed gift certificates); and

                    7.3.14 all other items customarily apportioned in connection with the sale of similar properties similarly located.

          Seller shall cooperate with Purchaser in the transfer of electricity, gas, water and other utility services from Seller's name to the name of Purchaser as of the Closing Date.

                7.4 Installment Payment of Assessments. In furtherance of
Section 7.3, if any real property assessment affects the Property at the Closing and such real property assessment is payable in installments (whether at the election of Seller or otherwise), the installment relating to, or payable over, the Applicable Closing Fiscal Period shall be apportioned between Seller and Purchaser as of 11:59 p.m. Central Standard Time on the day immediately preceding the Closing Date, and the remaining installments shall be the obligation of Purchaser.

                7.5 Adjustable Tenant Charges

                    7.5.1 Notwithstanding anything to the contrary contained herein, no adjustments or apportionments shall be made with respect to the expense items listed in Section 7.3 hereof (other than real estate taxes and assessments, as to which adjustment shall be made as set forth in Section 7.3) for the Applicable Closing Fiscal Period or any prior fiscal period to the extent such expense items are payable or reimbursable from funds collected as Adjustable Tenant Charges. Seller shall be responsible for the payment of all such expenses incurred by it, and Purchaser shall be responsible for the payment of all such expenses incurred by it (including real estate taxes and assessments for which Purchaser has received credit under Section 7.3).

                    7.5.2 At the Closing, Seller shall assign to Purchaser any amounts required to be paid as Adjustable Tenant Charges by Tenants which were actually received by Seller and were unapplied and due and payable on or before, but remain unpaid on, the Closing Date, and there shall be no adjustment hereunder with respect thereto. At the Closing, Seller shall deliver to Purchaser a true and correct statement setting forth in reasonable detail and certifying the amount of Adjustable Tenant Charges collected and expenditures for such items of expense (and any credits for real estate taxes) made by Seller for the portion of the Applicable Closing Fiscal Period which precedes the Closing Date and for any prior fiscal period.

                    7.5.3 Any amounts collected by Purchaser after the Closing Date which relate to Adjustable Tenant Charges payable with respect to any fiscal period ending prior to the Applicable Closing Fiscal Period shall be remitted to Seller. Within one hundred eighty (180) days following the end of the Applicable Closing Fiscal Period and from time to time thereafter as amounts are received by Purchaser from Parties, the aggregate amount of Adjustable Tenant Charges, if any, collected and retained by Purchaser and Seller with respect to the Applicable Closing Fiscal Period shall be apportioned and adjusted such that the total amount of such Adjustable Tenant Charges received by Purchaser, on the one hand, and Seller, on the other hand, shall be in the same proportion as the amount of the expense items to which such Adjustable Tenant Charges relate which each has borne (including real estate taxes or assessments for which either party has received credit under Section 7.3), and, to the extent that either shall have received a greater share of the payments with respect to Adjustable Tenant Charges, such party or parties shall promptly settle such excess with the other.

                7.6 Fixed and Other Tenant Charge Arrearages Subject to the provisions of Section 7.8.3, Fixed and Other Tenant Charge Arrearages (which, for purposes of this Section 7.6, shall include any real estate taxes or special assessments or other amounts otherwise required to be paid by a Party directly to the taxing authority but actually paid by Seller to the taxing authority with respect to the amount of the taxes or special assessments actually paid), if and when collected, shall be paid to Purchaser as to Fixed and Other Tenant Charge Arrearages which relate to periods from and after the Closing Date, and to Seller with respect to all other Fixed and Other Tenant Charge Arrearages.

                7.7 Sales Based Tenant Charges 7.7 Sales Based Tenant Charges. Sales Based Tenant Charges which are payable with respect to any period prior to the Closing Date or which have been accrued prior to the Closing Date shall not be apportioned as of the Closing Date. In lieu thereof, such amounts shall be apportioned, after the Closing Date, so that the amount thereof under each of the Leases to which Seller shall be entitled, as finally determined, shall be the entire amount thereof with respect to any fiscal period ending prior to the Closing Date, and, for the Applicable Closing Fiscal Period, an amount which bears the same ratio to the total Sales Based Tenant Charges as the number of days in the Applicable Closing Fiscal Period which have elapsed prior to the Closing Date bears to the total number of days in the Applicable Closing Fiscal Period.

                7.8 Application of Rent Receipts. Notwithstanding anything to the contrary contained herein, in determining the adjustments and apportionments pursuant to Sections 7.5, 7.6 and 7.7, the following shall apply:

                    7.8.1 Payments of Rents (other than Rents collected pursuant to Section 7.10.2) shall be deemed to have been made by a Party first to the payment of Fixed and Other Tenant Charges (other than charges for Tenant Services), second to the payment of Sales Based Tenant Charges, third to the payment of charges for Tenant Services (and designated as such in the Lease), fourth to the payment of Adjustable Tenant Charges, and last to the payment of all other items of Rent payable by such Party.

                    7.8.2 Any amounts collected by Purchaser as Sales Based Tenant Charges and Adjustable Tenant Charges, within each category, shall be deemed to have been paid by the Party, first, on account of amounts then due Purchaser for periods after the Applicable Closing Fiscal Period, next, on account of amounts then due for the Applicable Closing Fiscal Period and, next, on account of amounts then due for all fiscal years prior to the Applicable Closing Fiscal Period.

                    7.8.3 If Purchaser shall receive any Fixed and Other Tenant Charges after the Closing Date from a Party who is delinquent as of the Closing Date in the payment of Fixed and Other Tenant Charges payable under its Lease or the REA, as the case may be, such Fixed and Other Tenant Charges shall be deemed to have been paid by the Party, first, on account of amounts owing to Purchaser, next, on account of Fixed and Other Tenant Charge Arrearages due to Seller (after reduction for amounts collected pursuant to Section 7.10.2), and the balance remaining thereafter shall be retained by Purchaser.

                     7.8.4 Notwithstanding anything to the contrary contained in this Section 7.8, a payment of Rent shall be applied to the payment of the item or items of Rent designated by the party making such payment or to which such payment otherwise clearly relates in the good faith judgment of Purchaser.


                7.9 Security and Utility Deposits 7.9 Security and Utility Deposits. At the Closing, Seller shall furnish Purchaser with a schedule setting forth and certifying, as of the Closing Date, the unapplied and unreturned portion of any security deposits which have been deposited with Seller or its agents by any existing Tenants (the "Security Deposits") and the amount of any deposits on account with any utility company servicing the Property that will continue for the benefit of Purchaser following Closing ("Utility Deposits") (currently $0), and Purchaser shall receive a credit against the Purchase Price payable at Closing in the amount of the Security Deposits, together with all interest, if any, accrued thereon and required to be paid to Tenants. Purchaser shall reimburse Seller at Closing for the amount of the Utility Deposits.

                7.10 Collection of Rents.

                     7.10.1 Purchaser shall use reasonable efforts to collect the Fixed and Other Tenant Charge Arrearages, Adjustable Tenant Charges, Sales Based Tenant Charges and other Rents which are payable with respect to the Applicable Closing Fiscal Period and any prior fiscal period for a period of six
(6) months after Closing, but Purchaser shall not be required to retain a collection agency, commence litigation or file proofs of claim or commence an adversary proceeding in a bankruptcy case, or terminate Leases or the REA in connection with such collection efforts. Purchaser shall not waive or settle any claims for any such amounts in whole or in part to the extent such amounts, if collected, would be payable to Seller hereunder other than in accordance with the policies of Purchaser from time to time as to Rent delinquencies generally. Collection costs shall be charged against amounts collected and charged to the parties hereto in the proportion in which each is entitled to the proceeds of such collection. Purchaser shall provide to Seller semi-annual reports after Closing with respect to the collection by Purchaser after Closing of any such amounts which are payable with respect to the Applicable Closing Fiscal Period and any prior fiscal year.

                     7.10.2 Seller shall have the right to seek collection of any Fixed and Other Tenant Charge Arrearages owed to it and not collected by or on behalf of it within six months following the Closing Date; provided, however, that in seeking to collect any such Fixed and Other Tenant Charge Arrearages, Seller shall not be entitled to terminate any Lease or either of the REA or otherwise seek any remedy which could materially affect or impact the Property or the ownership or operation thereof other than a money judgment against the delinquent Party. Purchaser shall not be required to join in any such actions or proceedings commenced by Seller unless the provisions of any law, rule or regulation at the time in effect shall require that such actions or proceedings be brought by and/or in the name of Purchaser, in which event Purchaser shall join and cooperate in such actions or proceedings or permit the same to be brought by Seller in Purchaser's name but Seller shall pay all costs and expenses relating thereto, including Purchaser's reasonable legal fees in reviewing pleadings and other materials filed in connection with such litigation.

                     7.10.3 Notwithstanding anything to the contrary contained herein, Purchaser shall have the right at any time on or after the Closing, and whether or not its joinder shall be required as a matter of law, to join in, or to be substituted for Seller in, any proceedings for the eviction of Tenants and/or the collection of Rent which may have been instituted by Seller either prior to or after the Closing, if the Tenant in question is still in possession of the premises covered by its Lease and if, in connection therewith, Purchaser intends to seek eviction of such Tenant, cancellation of the Lease or repossession of the premises. If Purchaser joins in, or is substituted for Seller as plaintiff in any such litigation, Purchaser shall, thereafter, assume sole liability for all costs and expenses of such litigation, including legal fees and expenses, as may thereafter be incurred (except as provided below) and shall thereafter control all aspects of such proceedings, except that Purchaser shall not be entitled to waive, reduce or otherwise compromise any claims for Rent relating to any period prior to Closing other than in accordance with the policies of Purchaser from time to time as to Rent deficiencies generally. Seller in any event may, at its option, continue to participate in such litigation. In any event, Seller shall reimburse Purchaser for a pro rata portion of its costs and expenses of such collection in proportion to, but in no event in an amount greater than, the amount, if any, actually received by Seller after Closing as a result of such proceedings; provided, however, Seller shall be entitled to a credit for legal fees and expenses incurred by Seller prior to the intervention by Purchaser in connection with the proceedings previously instituted by Seller in connection with such collection efforts.

                7.11 Settlement of Adjustments

                     7.11.1 Seller and Purchaser acknowledge that it may be difficult to calculate, as of the day immediately preceding the Closing Date, certain of the adjustments, apportionments and payments to be made pursuant to Paragraphs 7.2 through 7.12 hereof. Accordingly, Seller and Purchaser hereby agree that any adjustments, apportionments and payments otherwise required to be made as of the Closing Date may to the extent necessary or desirable be estimated by Purchaser and Seller based on the most recent available data, and, as soon as practicable and if necessary from time to time after the Closing Date, additional adjustments, apportionments and payments shall be made to adjust for any differences between the actual apportionment or adjustment and the amount thereof estimated as of the Closing Date. Any errors or omissions in computing apportionments at the Closing shall be corrected promptly after their discovery. An adjustment shall be made after Closing in favor of Seller for real estate taxes credited to Purchaser pursuant to Section 7.3 upon the payment of such real estate taxes by a Tenant or Tenants who are required to pay such taxes directly to the entity imposing the same.

                     7.11.2 Except for amounts expressly required to be settled by assignment of accounts or deposits pursuant to the above provisions, net prorations and adjustments made pursuant to Paragraphs 7.2 through 7.12 as of the Closing Date and determined as provided in subsection (a) above shall be settled in cash. From time to time after the Closing as further adjustments are made as herein provided, settlement thereon between Seller and Purchaser shall be made in cash.

                     7.11.3 Purchaser, upon reasonable advance notice, shall provide Seller with access to its books and records, including back-up calculations and information, relating to the calculation of the adjustments required to be made pursuant to Paragraphs 7.2 through 7.12.

                     7.11.4 Notwithstanding anything to the contrary contained herein, a final determination of the amounts owing under Paragraphs 7.2 through
7.12 shall be made as of the date that is twelve (12) months after the Closing Date, and the amounts determined as of such date to be owing settled in cash no later than ten (10) days thereafter. No further adjustments or payments shall be required to be made under Paragraphs 7.2 through 7.12 thereafter (except with respect to legal proceedings for or bankruptcy claims in respect of the collection of Rent which are pending on such date or legal proceedings or bankruptcy claims brought by Seller under Section 7.10.2).

                7.12 Definitions. As used herein, the following terms shall have the following meanings:

         "Adjustable Tenant Charges" shall mean common or mall area maintenance (exterior and interior) charges, real estate taxes and assessments, property insurance charges and HVAC charges to the extent denominated as such in the Leases and the REA.

         "Applicable Closing Fiscal Period" shall mean, with respect to any item which is prorated hereunder, the calendar year (or other fiscal period for which such item is determined or assessed) during which the Closing Date occurs.

         "Code" shall mean the Internal Revenue Code of 1986, as amended.

         "Fixed and Other Tenant Charges" shall mean Rent other than Adjustable Tenant Charges, Sales Based Tenant Charges and Advertising and Promotional Contributions.

         "Fixed and Other Tenant Charge Arrearages" shall mean Fixed and Other Tenant Charges due and payable prior to but unpaid as of the Closing Date.

         "GAAS" shall mean Generally Accepted Auditing Standards as promulgated by the Auditing Standards Division of the American Institute of Certified Public Accountants from time to time.

         "Party" shall mean a party to the REA or a Contract (or the successor or assignee thereof) or a Tenant under a Lease, in each case other than Seller or its predecessors in title with respect to the Property.

         "Regulations" shall mean the final, temporary or proposed Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

         "Rents" shall mean fixed, minimum, additional, percentage and overage rents, common area maintenance charges, advertising and promotional fees, insurance charges, rubbish removal charges, sprinkler charges, shoppers aid charges, water charges, utility charges, HVAC charges, amounts payable with respect to real estate and other taxes, and other amounts payable by any Party under the Leases and the REA.

         "Sales Based Tenant Charges" shall mean Rent consisting of overage or percentage rent.

         "Security Deposits" shall have the meaning set forth in Paragraph 7.9.

         "Tenants" shall mean tenants, concessionaires, licensees and/or occupants under the Leases.

         "Tenant Services" shall mean all services supplied by or on behalf of Seller to Tenants for which Tenants are separately charged, other than services in the nature of common area maintenance.

         "Utility Deposits" shall have the meaning set forth in Paragraph 7.9.

                7.13 Closing Costs. Purchaser agrees to pay (i) one-half (1/2) of the Title Insurer's escrow and/or closing fees (including any payment to the closing officer of the Title Insurer as may be the local custom at the Closing), and (ii) all costs of Purchaser's physical inspections of the Property (environmental, engineering) and other due diligence activities. Seller agrees to pay (i) one-half (1/2) of the Title Insurer's escrow and/or closing fees (including any payment to the closing officer of the Title Insurer as may be the local custom at the closing), (ii) all recording fees with respect to clearing Seller's title, (iii) the cost of any endorsements to the title policy required by Purchaser, including extended coverage, (iv) all recording fees and taxes with respect to the Deed, (v) the cost of the title commitment and policy and
(vi) the cost of the survey. Except as otherwise provided in Paragraph 8.9, each party is responsible for its own attorneys' and other professional fees. All other closing costs shall be allocated in accordance with the prevailing local custom.

                7.14 Possession. Subject to the rights of Tenants pursuant to Leases of the Property delivered to Purchaser, Seller will deliver possession of the Property and of any conveyed personal property to the Purchaser on the date of Closing and Seller will thereupon deliver to Purchaser the originals of all Leases and the REA, all correspondence with tenants, tenant/lease files, operating statements, plans and specifications, supplies and advertising materials, booklets, keys, and other items used in connection with operation of the Property and all other Books and Records.

                7.15 Seller's Closing Documents. As part of the Closing, Seller will deliver to Purchaser:

                     7.15.1   the Deed, in the form of Schedule 7.15.1;

                     7.15.2 an affidavit in customary form that Seller is not a "foreign person" within the meaning of Section 1445(e) of the Internal Revenue Code of 1986, in the form of Schedule 7.15.2;

                     7.15.3 such affidavits as are customarily required by Title Insurer in connection with issuance of the owner's title insurance policy, including a mechanics' lien and judgment affidavit;

                     7.15.4   an assignment of Leases in the form of Schedule
7.15.4 ("Lease Assignment");

                     7.15.5 an assignment of Contracts (except with respect to those Contracts which Purchaser has elected not to assume pursuant to Paragraph 3.3) and warranties in the form of Schedule 7.15.5 ("Contracts Assignment");

                     7.15.6   an assignment of intangibles in the form of
Schedule 7.15.6 ("Intangibles Assignment");

                     7.15.7 letters, in form to be supplied by Purchaser, to the Tenants at the Property, instructing the Tenants to pay rent to Purchaser and to recognize Purchaser as landlord under their leases;

                     7.15.8 a bill of sale conveying all Personalty, if any, in the form of Schedule 7.15.8;

                     7.15.9 a "bring down certificate" stating that Seller's representations and warranties are true and correct as of the Closing Date, in the form of Schedule 7.15.9 (it being expressly agreed that Seller shall not be deemed to be in default under this Agreement if Seller is unable to deliver the "bring down certificate" by reason of a change in facts or circumstances for which Seller is not at fault, provided that such failure to be in default shall not affect Purchaser's right to terminate this Agreement);

                     7.15.10 estoppel certificates, to the extent obtained pursuant to Paragraphs 6.2 and 6.2.1 hereof;

                     7.15.11  an assignment of the REA in the form of Schedule
7.15.11 (the "REA Assignment");


                     7.15.12  an updated Rent Roll;

                     7.15.13 written notices (a) to the Parties to the REA advising the of the change of ownership and directing them to pay all charges under the REA as directed by Purchaser; and (b) to each party to each of the Contracts advising of the transfer and assignment of Seller's interest in the Contracts to Purchaser and directing that future inquiries be made directly to Purchaser;

                     7.15.14  the Releases/Directions;

                     7.15.15 a search report dated not more than ten (10)days before Closing of the Secretary of State records, county recorder records, local court records (federal, state, county and municipal) and such other official public records with respect to the Property that would disclose the present of any liens, bankruptcy proceedings, lis pendens or other matters affecting the Property or Seller showing no matters other than Acceptable Exceptions or matters to be released at Closing;

                     7.15.16 a signed termination agreement with any manager or leasing agent for the Property, together with appropriate lien waivers;

                     7.15.17 evidence as Title Insurer may reasonably request of Seller's organization and authority to enter into and consummate all of the transactions contemplated in this Agreement; and

                     7.15.18 all other documents, instruments or writings which may be reasonably required to consummate the transactions contemplated herein.

                7.16 Purchaser's Closing Documents. As part of the Closing, Purchaser will deliver to Seller:

                     7.16.1 good federal funds in an amount equal to the Purchase Price, less the Deposit and interest thereon and plus or minus prorations as provided herein and plus funds sufficient to pay Purchaser's closing costs hereunder;

                     7.16.2 such affidavits as are customarily required by Title Insurer in connection with issuance of the owner's title insurance policy;

                     7.16.3 executed counterpart of the Lease Assignment;

                     7.16.4 executed counterpart of the Contracts Assignment;

                     7.16.5 executed counterpart of the Intangibles Assignment;

                     7.16.6 executed counterpart of the REA Assignment; and

                     7.16.7 all other documents, instruments or writings which may be reasonably required to consummate the transactions contemplated herein.

                7.17 Joint Deliveries. At the Closing, Seller and Purchaser will execute and deliver to each other the following documents in proper form:

                     7.17.1 Closing Statement;

                     7.17.2 City, county and state transfer tax declarations or similar instruments; and

                     7.17.3 All other documents, instruments or writings which may be reasonably required to consummate the transactions contemplated herein.

           8. Miscellaneous.

                8.1 Modifications. This Agreement can be amended only in writing signed by both of the parties.

                8.2 Casualty and Condemnation. Seller agrees to keep its customary replacement cost insurance covering the Property in effect until the Closing. If between the Effective Date and the Closing a "Substantial Taking" or a "Substantial Casualty" occurs, Purchaser may (i) terminate this Agreement or
(ii) elect to accept the Property in its then condition, in which event Seller will pay or assign to Purchaser at Closing all proceeds of insurance (plus the applicable deductible) or condemnation awards payable to Seller by reason of such damage or condemnation. In the event Purchaser makes neither election by the earlier of (a) Closing or (b) ten (10) days after being advised of such casualty or condemnation, Purchaser will be deemed to have elected to accept the Property in its then condition. In the event of any other damage to the Property, Seller may either repair the damage or give Purchaser a reduction in the Purchase Price equal to the cost of repairing such damage, as certified by an architect or contractor selected by Seller and reasonably acceptable to Purchaser. In the event of any damage where Purchaser does not have the right to terminate and Seller elects to repair such damage, the Closing Date shall be delayed for the number of days (not to exceed 60 days) required to repair the damage, which Seller agrees to do promptly in accordance with all Laws and in a good and workmanlike manner. "Substantial Casualty" or "Substantial Taking" shall mean a casualty or taking, as the case may be, where: (a) the condemnation award, or the proceeds payable under the applicable policy or policies of casualty insurance maintained by Seller, are insufficient by more than $100,000 to fully repair the damage caused by such casualty or taking, unless Seller shall (at its sole option and without any obligation to do so) grant to Purchaser a credit equal to such deficiency; or (b) a REA party shall, by reason of such casualty or taking, either terminate its obligations under the REA, or cease operating at the Property (other than temporarily due to such damage and destruction, remodeling, renovation or any similar cause), or cease operating at the Property under the name under which it was operating immediately prior to such taking and casualty (as permitted by the provisions of such REA) or have the right to do any of the foregoing (unless such right shall have expired or been waived); or
(c) the estimated time for repair or restoration shall exceed three (3) months; or (d) in the case of a taking, a taking with respect to such portion of the Real Property as, when so taken would, in the reasonable opinion of Purchaser, leave remaining a balance of the Real Property, which, due either to the area taken or the location of the part taken would not, under applicable zoning laws, building regulations and economic conditions then prevailing or otherwise, readily accommodate a new or restructured building or buildings of a type and size generally similar to the building or buildings existing on the date hereof, or would result in inadequate parking or lack of reasonable access to public roads.

                8.3 Time of Essence. Time (including, without limitation, the date specified as the Closing Date) is of the essence of this Agreement.

                8.4 Notices. All notices required or permitted hereunder must be in writing and shall be served on the parties at the following address:

                If to Purchaser:                 General Growth Properties, Inc.
                                                 110 North Wacker
                                                 Chicago, Illinois  60606
                                                 Attn: Mr. Joel Bayer
                                                 Telephone:  312/960-5000
                                                 Facsimile:  312/960-5475

                with a copy to:                  Neal, Gerber & Eisenberg
                                                 Two North LaSalle Street
                                                 22nd Floor
                                                 Chicago, Illinois 60602
                                                 Attn:Marshall E. Eisenberg,
                                                      Esq.
                                                 Telephone: 312/269-8020
                                                 Facsimile: 312/269-1747

                If to Seller:                    RREEF USA Fund-III
                                                 c/o The RREEF Funds
                                                 101 California Street
                                                 26th Floor
                                                 San Francisco, California 94111
                                                 Attn: Mr. Mark Carlson
                                                 Telephone:  415/781-3300
                                                 Facsimile:  415/391-9015
                with a copy to:                  Shefsky & Froelich Ltd.
                                                 444 North Michigan Avenue
                                                 Suite 2500
                                                 Chicago, Illinois 60611
                                                 Attn: Anthony R. Licata, Esq.
                                                 Telephone:  312/527-4000
                                                 Facsimile:  312/527-9285


Any such notices may be sent by (a) certified mail, return receipt requested, in which case notice will be deemed delivered three (3) business days after deposit, postage prepaid in the U.S. mail or (b) a nationally recognized overnight courier, in which case notice will be deemed delivered one business day after deposit with such courier if overnight courier is specified or (c) facsimile transmission, in which case notice will be deemed delivered upon electronic verification that transmission to recipient was completed, provided that notices sent by facsimile transmission on a day other than a business day shall be deemed given on the first business day following the date of transmission or (d) personal delivery. The above addresses and facsimile numbers may be changed by notice to the other party; provided that no notice of a change of address or facsimile number will be effective until actual receipt of such notice.

                8.5 Parties Bound. Neither party may assign this Agreement without the prior written consent of the other, and any such prohibited assignment shall be void; provided that Purchaser may assign this Agreement without Seller's consent to an Affiliate; provided that the assignee satisfies the representations and warranties set forth in Paragraph 5.2.2. Subject to the foregoing, this Agreement is binding upon and inures to the benefit of the respective legal representatives, successors, assigns, heirs, and devisees of the parties. For the purposes of this Paragraph, the term "Affiliate" means (a) an entity that directly or indirectly controls, is controlled by or is under common control with the Purchaser or (b) an entity at least a majority of whose economic interest is owned by Purchaser; and the term "control" means the power to direct the management of such entity through voting rights, ownership or contractual obligations.

                8.6 Governing Law. The performance and interpretation of this Agreement is controlled by the law of the State in which the Property is located.

                8.7 Continuation Until Closing, Leasing.

                     8.7.1 Between the Effective Date and the Closing, Seller agrees to keep and perform all of the obligations to be performed by landlord under any Leases and Laws. Seller agrees to operate the Property in the same manner as before the making of this Agreement, the same as though Seller were retaining the Property. Seller agrees not to convey any of the Property, nor to grant any liens or easements with respect thereto.

                     8.7.2 From and after the date hereof, Seller agrees not to permit or consent to any new leases, amendments, extensions, renewals (other than pursuant to tenant renewal options, if any), assignments of Leases or subleases without first submitting them to Purchaser for Purchaser's approval, which approval Purchaser agrees not to unreasonably withhold. Purchaser will have five (5) days to notify Seller of its disapproval of such leases, amendments, extensions, renewals, assignments or subleases, and in the event that Purchaser does not so notify Seller, the leases, amendments, extensions, renewals, or subleases, as the case may be, will be deemed approved. Notwithstanding the foregoing, Seller may continue its ongoing operations with respect to seasonal cart and kiosk rentals and promotions without Purchaser's approval.

                     8.7.3 With respect to any new Lease or Lease modification entered into by Seller after the Effective Date, other than those set forth on
Schedule 8.7.3 (which schedule sets forth pending Leases, the rents from which have been underwritten by Purchaser in the calculation of the Purchase Price), by the terms of which Seller obligates itself to perform or performs or pays or contracts for any tenant improvement work or additional landlord work required pursuant to such Lease, or pays or contracts for any leasing commissions or grants any free rent period or other financial concessions, then such expenses and/or free rent or other concessions, and all other third-party costs incurred (including reasonable attorneys' fees) in connection with such Lease, will be a credit to Seller at Closing to the extent Seller paid such amounts prior to Closing, but only to the extent Purchaser pre-approved such amounts; otherwise Purchaser agrees to assume liability for the payment and performance of such obligations in accordance with the terms thereof, but only to the extent Purchaser pre-approved such amounts.

                     8.7.4 From the date hereof until the Closing, Seller shall
(a) use reasonable best efforts to maintain, for the benefit of Purchaser following the Closing, the goodwill of Tenants, prospective tenants, vendors and other parties having business relations with Seller; (b) pay its debts (or in good faith contest the same) and perform its obligations as they become due; (c) maintain the Property in the same manner and condition that exists on the date hereof, as such condition shall be altered by reason of casualty, taking and/or normal wear and tear; and (d) without the express written consent of Purchaser, not (i) enter into a new reciprocal easement or similar agreement or amend or modify, consent to the assignment of or waive any material right under the REA,
(ii) make any alterations to the Property or enter into any new contracts or extend or renew or cancel any Contract relating to capital expenditures, (iii) enter into any other new contracts or extend, renew or cancel, consent to the assignment of or waive any material right under any other Contract, except for contracts executed in the ordinary and usual course and business and in accordance with part practices and policies which can be terminated without penalty or payment upon not more than thirty (30) days prior notice, and (iv) otherwise take any action which could or would render inaccurate any of the representations or warranties made by Seller in this Agreement.

                8.8 Brokers. Seller and Purchaser each (i) represents and warrants to the other that it has not dealt with any broker or finder in connection with the transaction contemplated by this Agreement other than the parties, if any, to be paid a commission as specified in Paragraph 8.11, and
(ii) agrees to defend, indemnify and hold the other harmless from and against


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

any losses, damages, costs, or expenses (including reasonable attorneys' fees) incurred by such other party due to a breach of the foregoing warranty by the indemnifying party.

                     8.9 Attorneys' Fees. Notwithstanding any limitation on remedies or amounts recoverable set forth elsewhere herein, if any action is brought by either party against the other party, the party in whose favor final judgment is entered will be entitled to recover court costs incurred and reasonable attorneys' fees at trial, upon appeal and on any petition for review.

                     8.10 Remedies for Non-Performance. Purchaser's remedies regarding breach of warranty or representation by Seller are governed by Paragraph 5.3 hereof. In the event of any other default by Seller hereunder, Purchaser may either (i) terminate this Agreement without liability to either party, subject to performance of Purchaser's indemnities set forth in Paragraph
8.14 and elsewhere in this Agreement, and receive back the Deposit together with Purchaser's actual out-of-pocket costs incurred in investigating the Property and negotiating this transaction, or (ii) sue for specific performance. If said sale is not consummated because of a default under this Agreement on the part of Purchaser, the Deposit will be paid to and retained by Seller as Seller's sole and exclusive remedy. Seller and Purchaser acknowledge that the Deposit is a reasonable forecast of just compensation for the harm that could be caused by Purchaser's default and that the harm suffered by Seller is difficult or impossible to accurately ascertain or predict.

                     8.11 Brokers Commission. Seller agrees to pay the brokerage commission due Cushman & Wakefield, Inc. pursuant to a separate agreement.

                     8.12 Survival of Representations and Warranties, Covenants. Seller's representations and warranties contained herein and not specifically described in Paragraph 5.1 and claims, damages or injury for the breach thereof will survive the Closing for a period of twelve (12) months. Purchaser must give Seller notice of any claim it may have against Seller for any such breach within twelve (12) months after the date of Closing. Any claim which Purchaser may have which is not asserted within the twelve (12) month period will not be valid or effective and Seller will have no liability with respect thereto. All covenants hereunder which, by their terms, are intended to survive Closing will survive Closing hereunder.

                     8.13 Seller's Investment Committee Approval. Seller will have fourteen (14) days after the Effective Date to obtain approval of this transaction by its investment committee. If such approval is not obtained and Seller notifies Purchaser within an additional three (3) days, this Agreement will terminate without further liability except as described in Paragraph 8.14; otherwise, this Agreement will continue in full force and effect and Seller will be deemed to have waived this provision.

                     8.14 Entry and Indemnity. In connection with any entry by Purchaser, or its agents, employees or contractors (collectively "Purchaser's Agents") onto the Property, Purchaser shall give Seller reasonable advance notice of such entry and shall conduct such entry and any inspections in connection therewith so as to minimize, to the greatest extent possible, interference with Seller's business and the business of Seller's tenants and otherwise in a manner reasonably


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

acceptable to Seller. Without limiting the foregoing, prior to any entry to perform any on-site testing, Purchaser shall give Seller notice thereof, including the identity of the company or persons who will perform such testing and the proposed scope of the testing. Seller shall approve or disapprove the scope and methodology of such proposed testing within two (2) business days after receipt of such notice, such approval not to be unreasonably withheld; Seller's failure to notify Purchaser of its approval or disapproval shall be deemed to be Seller's disapproval thereof. If Purchaser or Purchaser's Agents take any sample from the Property in connection with any such approved testing, upon Seller's request, Purchaser shall provide to Seller a portion of such sample being tested to allow Seller, if it so chooses, to perform its own testing. Seller or its representative may be present to observe any testing or other inspection performed on the Property. Upon Seller's request, Purchaser shall promptly deliver to Seller copies of any reports relating to any testing or other inspection of the Property performed by Purchaser or Purchaser's Agents. Purchaser shall maintain, and shall assure that its contractors maintain, public liability and property damage insurance in amounts (public liability in a combined single limit of not less than $5,000,000.00) and in form and substance adequate to insure against all liability of Purchaser and Purchaser's Agents arising out of any entry or inspections of the Property pursuant to the provisions hereof, and Purchaser shall provide Seller with evidence of such insurance coverage upon request by Seller including evidence that Seller is an additional insured on the public liability policy. Purchaser shall indemnify, defend and hold Seller harmless from and against any costs, damages, liabilities, losses, expenses, liens or claims (including, without limitation, reasonable attorney's fees) arising out of or relating to any entry on the Property by Purchaser and Purchaser's Agents in the course of performing the inspections, testings or inquiries provided for in this Agreement, including without limitation damage to the Property or release of hazardous substances or materials onto the Property, excluding, however, any costs incurred by Seller in supervising Purchaser's testing or any matters relating to Purchaser's discovery of Hazardous Materials on the Property. The foregoing indemnity shall survive beyond the Closing, or if the sale is not consummated, beyond the termination of this Agreement. Nothing in this Paragraph 8.14 shall be construed to limit or impair Purchaser's absolute right to terminate under Paragraph 3.

                     8.15 Release. Except to the extent of the representations and warranties of Seller expressly set forth in this Agreement, but otherwise notwithstanding any other provision of this Agreement to the contrary, Purchaser, on behalf of itself and its successors and assigns, waives its right to recover from, and forever releases and discharges, Seller, Seller's affiliates, Seller's investment manager, the partners, trustees, shareholders, directors, officers, employees and agents of each of them, and their respective heirs, successors, personal representatives and assigns (collectively, the "Seller Related Parties"), from any and all demands, claims, legal or administrative proceedings, losses, liabilities, damages, penalties, fines, liens, judgments, costs or expenses whatsoever (including, without limitation, attorneys' fees and costs), whether direct or indirect, known or unknown, foreseen or unforeseen, which may arise on account of or in any way be connected with the physical condition of the Property or any law or regulation applicable thereto, including any environmental law, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Sections 9601 et seq.), the Resources Conservation and Recovery Act of 1976 (42 U.S.C. Section

6901 et seq.), the Clean Water Act (33 U.S.C. Section 466 et seq.), the Safe Drinking Water Act (14 U.S.C. Sections 1401-1450), the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 et seq.), and the Toxic Substance Control Act (15 U.S.C. Sections 2601-2629).

                     8.16 Confidential Information. Purchaser hereby acknowledges and agrees that all information furnished by Seller to Purchaser or obtained by Purchaser in the course of Purchaser's investigation of the Property, or in any way arising from or relating to any and all studies or entries upon the Property or in any way relating to Seller and the transactions contemplated by the parties shall be treated as confidential by Purchaser and Purchaser's Agents, exclusive of information known to Purchaser prior to the date hereof or in the public domain. Purchaser understands, acknowledges and agrees not to disclose, prior to the Closing, any of the contents or information contained in any information provided by Seller, exclusive of information known to Purchaser prior to the date hereof or in the public domain, any reports or studies made in connection with Purchaser's investigation of the Property or results thereof, in any form whatsoever (including, but not limited to, any oral information received by Purchaser during the course of Purchaser's inspection of the Property), to any party other than Seller, Seller's agents or representatives, Purchaser's Agents (inclusive for purposes of this paragraph of Purchaser's members, directors, officers, employees, representatives, attorneys, consultants, partners or potential equity investors or lenders) Purchaser's assignees or the agents of such assignees, without the prior express written consent of Seller (which consent shall not be unreasonably withheld or delayed), except as may be required by law or court order. If such publication or disclosure is arguably or allegedly required by law, but an exemption from such requirement may be available (as for example, in connection with certain SEC filings), the parties seeking to make such publication or disclosure shall use all reasonable efforts to obtain such exemption or otherwise avoid the necessity of such publication or disclosure. Without limiting the generality of the foregoing, any press release or other public disclosure regarding this Agreement or any transactions contemplated herein, other than those required by law (as to which the parties shall cooperate in good faith), and the wording of same, must be approved in advance by both parties, such approval not to be unreasonably withheld or delayed, Seller acknowledging that Purchaser shall issue a press release with respect to this transaction concurrently with the execution hereof. The parties acknowledge that the transaction described herein is of a confidential nature and shall not be disclosed prior to Closing except to consultants, investors, lenders, advisors, and affiliates, or as required by law. No party will make any public disclosure of the specific terms of this Agreement prior to Closing, except as required by law. In connection with the negotiation of this Agreement and the preparation for the consummation of the transactions contemplated hereby, each party acknowledges that it will have access to confidential information relating to the other party. Each party shall treat such information as confidential, preserve the confidentiality thereof, and not duplicate or use such information, except to advisors, consultants, investors, lenders and affiliates in connection with the transactions contemplated hereby, exclusive of information known to Purchaser prior to the date hereof or in the public domain. In the event of the termination of this Agreement for any reason whatsoever, Purchaser will return to Seller, at Seller's request, all documents, work papers, and other material (including all copies thereof) obtained from Seller in connection with the transactions contemplated hereby, and each party shall use its best efforts, including instructing its employees and others who have had access to such information, to keep confidential and not to use any such information, exclusive of information known to Purchaser prior to the date hereof or in the public domain. The provisions of this Paragraph 8.16 will survive the Closing or, if the purchase and sale is not consummated, any termination of this Agreement, and will not be subject to the limitation set forth in Paragraph 8.12.

                8.17 Indemnification.

                     8.17.1 From and after the Closing, Seller shall indemnify, defend and hold harmless Purchaser and its shareholders, directors, officers, members, partners, employees, representatives and agents, and their respective successors and assigns (collectively, the "Indemnified Purchaser Persons") from and against any Losses incurred or suffered by any Indemnified Purchaser Person that results from, relates to or arises out of (a) the breach or inaccuracy of any representation or warranty made by Seller in this Agreement or the Seller Closing Documents, subject to the limitations set forth in Paragraph 5.3, (b) the breach or non-fulfillment by Seller of any of the covenants or agreements of Seller under this Agreement or the closing documents executed by Seller, (c) claims made by any Tenant under any Lease, any Party to the REA under the REA, or by any Party under those Contracts assigned to Purchaser, that relate to any actions or events first occurring, or obligations first accruing, prior to the Closing Date, (d) any event, occurrence or accident at any time prior to the Closing Date relating to the Property, or (e) Seller's Liabilities. As used herein, the term "Losses" shall mean with respect to any obligation to indemnify Seller, the Indemnified Seller Persons, Purchaser or the Indemnified Purchaser Persons, any and all claims, actions, suits, demands, losses, damages, liabilities, obligations, judgments, settlements, awards, penalties, costs or expenses, including reasonable attorneys' fees and expenses. Any recovery for claims that Purchaser may have against Seller pursuant to this Paragraph 8.17.1 shall be limited to the aggregate amount of $3,000,000.00. Any claim that Purchaser may have at any time against Seller pursuant to this Paragraph 8.17.1, whether known or unknown, which is not asserted by notice from Purchaser to Seller within twelve (12) months after the Closing Date will not be valid or effective, and Seller will have no liability with respect thereto.

                     8.17.2 From and after the Closing, Purchaser shall indemnify, defend and hold harmless Seller and its shareholders, directors, officers, members, partners employees and agents, and their respective successors and assigns (collectively the "Indemnified Seller Persons") from and against any Losses incurred or suffered by any Indemnified Seller Person that results from, relates to or arises out of (a) the breach or inaccuracy of any representation or warranty made by Purchaser in this Agreement or the closing documents executed by Purchaser, (b) the breach or non-fulfillment by Purchaser of any of the covenants or agreements of Purchaser under this Agreement or the Purchaser Closing Documents, or (c) the Assumed Liabilities.

                     8.17.3 The indemnified party (the "Indemnified Party") shall give the indemnifying party (the "Indemnifying Party") prompt notice of any Losses incurred (or likely to be incurred) by the Indemnified Party with respect to any claim or assertion of claims by a third party ("Third Party Claim") for which indemnification is available hereunder and the

Indemnifying Party may (a) prior to the commencement of any proceedings in connection with such Losses, undertake the negotiation of any resolution of the dispute relating to such Losses, including any settlement or release, or (b) undertake the defense of any proceeding (including any alternative dispute resolution proceeding) regarding such Losses by selecting legal counsel who shall be reasonably acceptable to the Indemnified Party.

                     8.17.4 Provided the Indemnifying Party shall have undertaken the Indemnified Party's defense of a Third Party Claim with legal counsel reasonably acceptable to the Indemnified Party, and shall have so notified the Indemnified Party, the Indemnified Party shall be entitled to participate at its own expense in the aforesaid negotiation or defense of any claim relating to such Losses (subject to reimbursement to the limited extent provided in Paragraph 8.17.7), but such negotiations or defense shall be controlled by counsel to the Indemnifying Party.

                     8.17.5 The Indemnifying Party shall not be liable for payments relating to the resolution of any dispute or any settlement of any litigation or proceeding effected without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld. The Indemnifying Party shall not, without the Indemnified Party's written consent, resolve any dispute or settle or compromise any claim regarding Losses from a Third Party Claim or consent to entry of any judgment which would impose an injunction or other equitable relief upon the Indemnified Party or which does not include as an unconditional term thereof the release by the claimant or the plaintiff of the Indemnified Party from all liability in respect of any such Losses.

                     8.17.6 Each party hereto agrees to give the other party prompt notice of any Losses (or possible Losses) asserted against it which might be Losses for which indemnity could be sought against the other party, but the failure to give such notice shall not release the Indemnifying Party of its obligations under this Paragraph 8.17, expect to the extent of the actual harm suffered thereby.

                     8.17.7 In the event the Indemnifying Party fails to timely undertake negotiation of any dispute or defend, contest or otherwise protect against any claim or suit with respect to a Third Party Claim, and to so notify the Indemnified Party, the Indemnified Party may, but will not be obligated to, defend, contest or otherwise protect against the same, and make any compromise or settlement thereof and recover the entire costs thereof from the Indemnifying Party, including reasonable attorneys' and experts' fees, disbursements and all amounts paid as a result of such claim or suit or the compromise or settlement thereof; provided, however, that if the Indemnifying Party undertakes negotiation of any dispute and the defense of such matter in accordance with and subject to the above terms of this Paragraph 8.17, the Indemnified Party shall not be entitled to recover from the Indemnifying Party for its costs incurred thereafter in connection therewith other than the reasonable costs of investigation undertaken by the Indemnified Party and reasonable costs of providing assistance. The Indemnified Party shall cooperate and provide such assistance as the Indemnifying Party may reasonably request in connection with the negotiation of any dispute and the defense of the matter subject to indemnification and the Indemnifying Party shall reimburse the Indemnified Party's reasonable costs incurred thereafter in connection with such cooperation and assistance.

                     8.18 Calculation of Time Periods. Unless otherwise specified, in computing any period of time described herein, the day of the act or event, after which the designated period of time begins to run, is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday, or legal holiday (i.e., a day on which federally chartered banks are not open for business in Chicago, Illinois). The last day of any period of time described herein shall be deemed to end at 5 p.m. Chicago, Illinois time on the last day of such period of time. All days other than Saturdays, Sundays and legal holidays in which national banks are closed in Chicago, Illinois are business days hereunder.

                     8.19 Entire Agreement. This Agreement and any other document to be furnished pursuant to the provisions hereof embody the entire agreement and understanding of the parties hereto as to the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants, or undertakings other than those expressly set forth or referred to in such documents. This Agreement and such documents supersede all prior agreements and understandings among the parties with respect to the subject matter hereof.

                     8.20 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement, or affecting the validity or enforceability of any of the remaining terms or provisions of this Agreement.

                     8.21 Facsimile Signatures. Executed facsimile copies of this Agreement or any amendments hereto shall be binding upon the parties, and facsimile signatures appearing hereon or on any amendments hereto shall be deemed to be original signatures.

                     8.22 Further Assurances. In addition to the acts and deeds recited herein and contemplated to be performed, executed and/or delivered by Seller to Purchaser at Closing, Seller agrees to perform, execute and deliver, but without any obligation to incur any additional material liability or expense, on or after the Closing any further deliveries and assurances as may be reasonably necessary to consummate the transactions contemplated hereby or to further perfect the conveyance, transfer and assignment of the Property to Purchaser.

                     8.23 Effective Date. Delivery by a party of a copy of the fully-executed Agreement by facsimile transmission, followed by a manually-signed copy thereof delivered the next business day after transmission of such copy, shall constitute acceptance by such party as of the date of the facsimile transmission. The date on which a fully-executed copy of this Agreement is delivered by both Seller and Purchaser as provided in the preceding sentence is referred to herein as the "Effective Date".

                     8.24 Exculpation Clause. The obligations of Seller contained herein are intended to be binding only on the property of the trust party to this Agreement of Purchase and Sale and the proceeds thereof and shall not be personally binding upon, nor shall any resort be had to the private properties of, any of the shareholders, directors, officers, employees or agents of Seller or any affiliates thereof, or any trustees, investment managers, any general partners thereof, or any employees or agents of the trustees or investment managers. All documents to be executed by Seller shall also contain the foregoing exculpation.

                     8.25 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

                     8.26 Assistance Following Closing. From and after the Closing, Seller shall provide reasonable assistance to Purchaser in connection with the preparation of financial statements and bills and the adjustment of losses and claims and the enforcement or settlement of any such claims. Without limiting the foregoing, Seller shall, upon the request of Purchaser from time to time, provide signed representation letters with respect to revenues and expenses of Seller if required under GAAS to enable Purchaser's accountants to render an opinion on Purchaser's financial statements.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the dates set forth below.

SELLER:

RREEF USA FUND-III, a California group trust

By:  RREEF AMERICA L.L.C., a Delaware limited liability company
     Its:   Investment Manager

     By: /s/ A. JAY JEHLE
         ----------------------------------------
            Name: A. Jay Jehle
            Title: Vice President

Dated:    July 22, 1999
      -------------------------------------------

PURCHASER:

GENERAL GROWTH PROPERTIES, INC., a Delaware corporation

      By:  /s/ JOEL BAYER
          ----------------------------------------
             Name: Joel Bayer
                  --------------------------------
             Title: Senior V.P.
                   -------------------------------

Dated:     July 22, 1999
       -------------------------------------------



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